EXHIBIT 99.1

Red Robin Issues Statement in Response to Vintage Capital

GREENWOOD VILLAGE, CO – September 11, 2019 -- Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”) today issued the following statement in response to a letter from Vintage Capital Management, LLC (“Vintage”) dated September 10, 2019:

The Red Robin Board and management team are focused on executing the Company’s strategic plan to restore growth and improve profitability. The Board appreciates input from all shareholders toward our shared goal of enhancing value and will continue to review the Company’s strategic priorities against all potential opportunities to create shareholder value.

Consistent with our stated priorities, last week we announced that Paul J.B. Murphy III will join Red Robin as President, Chief Executive Officer and a member of the Company’s Board of Directors, effective October 3, 2019. Mr. Murphy is a proven restaurant industry executive with more than 30 years of operational, brand-positioning and turnaround expertise, as well as an extensive track record of creating significant shareholder value. We are excited about the Company’s potential to improve customer experience, significantly improve cash flow and increase profitability.

As previously announced, the Red Robin Board carefully reviewed and considered Vintage’s proposal, consistent with its fiduciary duties and in consultation with its legal and financial advisors. The Board unanimously determined that the proposal undervalues Red Robin and is not in the best interests of all shareholders, as the strategic plan currently being implemented by Red Robin positions the Company to deliver greater value to its shareholders than Vintage’s proposal.

About Red Robin
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its Guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

Forward-Looking Statements
Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including the effectiveness of the Company’s affordability, service improvement, technology, and off-site initiatives to drive traffic and sales; the ability to increase labor productivity through alternative labor models, and to train the Company's workforce for service execution complexities related to growth of multiple revenue streams in the restaurant; the success of the Company's refranchising efforts; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Contacts

For investor relations questions:
Raphael Gross, ICR
(203) 682-8253

For media questions:
Jim Golden / Tim Lynch / Aura Reinhard
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449